EXHIBIT 99.1

SPECIAL MEETING OF SHAREHOLDERS

RULES OF CONDUCT

We welcome you to the Special Meeting of Shareholders of IBERIABANK Corporation (the “Company”). Due to the highly unusual circumstances that require a virtual meeting, we have adopted these Rules of Conduct and an Agenda to assist us in conducting an orderly meeting. In fairness to all shareholders virtually attending the Special Meeting and in the interest of having a fair, informative, orderly and constructive meeting, we request that you honor the Rules of Conduct and follow the Agenda.

1.

The business of the Special Meeting will follow the order shown on the Agenda attached hereto. You need not vote at this Special Meeting if you have already voted by proxy. However, if you wish to revoke your proxy and vote, or if you have not voted, you will be given the opportunity to vote if you join the virtual meeting as a “Shareholder” rather than as a “Guest.” The polls open at 10:00 a.m., Central Time, on April 24, 2020. Note that you may log in to the Special Meeting as a “Shareholder” and submit a question or make a comment electronically (there will be no incoming audio from Shareholders) before the start time of the Special Meeting.

2.

Only shareholders of record of the Company’s common stock as of the close of business on February 24, 2020 or their proxy holders, in each case who participate in the Special Meeting as a “Shareholder”, are entitled to vote at the Special Meeting and to submit questions electronically during the question and answer period. In order to participate in the Special Meeting as a “Shareholder”, please follow the instructions provided in the Notice of Change of Location of Special Meeting mailed on or about April 10, 2020 to common shareholders of record as of the close of business on February 24, 2020.

3.

If you have joined the Special Meeting as a “Shareholder” and wish to submit a question or comment electronically, please follow the directions on your screen. When you submit your question or comment electronically, please provide your name and city of residence, and identify whether you are an individual shareholder, proxy holder or a representative of an organization holding shares. Out of consideration for others, “Shareholders” will be limited to one question each.

4.

Shareholder questions or comments must be relevant to the Special Meeting, pertinent to the matters properly brought before the meeting, and briefly stated. Questions or comments regarding general economic, political or other views that are not directly related to the matters to be considered and voted upon will be disregarded. Questions regarding the same subject will be combined in order to eliminate repetitive answers and save time.

5.

If there is any matter that is of individual concern to a shareholder and that is not an appropriate subject matter for general discussion, please defer discussion of such matter until after the Special Meeting and separately contact the Company’s Investor Relations department at (337) 521-4012 or investor@iberiabank.com.

6.	The use of audio recording equipment is prohibited without the express written permission of the Company.

7.

The Chairman of the Special Meeting shall have the authority necessary to preside over the meeting and may make any and all determinations with respect to the conduct of the meeting and procedures to be followed during the meeting.